Filed Pursuant to Rule 433

Registration No. 333-180488

Subject to Completion

Preliminary Term Sheet dated December 19, 2012

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and beginning on page S-10 of product supplement ARN-4.

The estimated initial value of the notes at the time the terms of the notes are set will be less than the public offering price. See “Summary” on the following page, “Risk Factors” on page TS-6 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)(2)	$10.00	$
Underwriting discount (1)(2)	$0.20	$
Proceeds, before expenses, to BAC	$9.80	$

(1)

For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)

For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

January     , 2013

Units

$10 principal amount per unit Settlement Date*

CUSIP No. Maturity Date*

Pricing Date* January , 2013

January , 2013

January , 2015

*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Accelerated Return Notes® Linked to a Basket of

Three Financial Sector Stocks

§ Maturity of approximately two years

§ 3-to-1 upside exposure to increases in the Basket, subject to a capped return of [36% to 40%]

§ 1-to-1 downside exposure to decreases in the Basket, with 100% of your investment at risk

§ The Basket will be comprised of Citigroup Inc., American International Group, Inc. and The Goldman Sachs

Group, Inc. (the “Basket Components”)

§ All payments occur at maturity and are subject to the credit risk of Bank of America Corporation

§ No periodic interest payments

§ Limited secondary market liquidity, with no exchange listing

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due January , 2015

Summary

The Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks due January     , 2015 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Basket of Three Financial Sector Stocks (the “Basket”) is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. The amount you receive at maturity will be calculated based on the $10 Original Offering Price per unit and the performance of the Basket. See “Terms of the Notes” below.

Payments on the notes depend on our credit risk and on the performance of the Basket. The economic terms of the notes (including the Capped Value) are based on the rate we would pay to borrow funds through the issuance of market-linked notes and the terms of certain related hedging arrangements. The implied borrowing rate for market-linked notes is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the estimated initial value of the notes.

Due to these factors, the public offering price you pay to purchase the notes will be greater than the estimated initial value of the notes determined immediately at the time the terms of the notes are set. This estimated initial value is expected to be between $9.63 and $9.68 per unit. The estimated initial value will be calculated shortly before pricing and will be set forth in the final term sheet made available to investors in the notes. For more information about the estimated initial value and the structuring of the notes, see “Structuring the Notes” on page TS-13.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately two years
Market Measure:	An approximately equally-weighted basket comprised of Citigroup Inc. (NYSE symbol: “C”), American International Group, Inc. (NYSE symbol: “AIG”) and The Goldman Sachs Group, Inc. (NYSE symbol: “GS”).
Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:	The closing value of the Basket on the calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described on page S-28 of product supplement ARN-4.
Capped Value:	[$13.60 to $14.00] per unit of the notes, which represents a return of [36% to 40%] over the Original Offering Price. The actual Capped Value will be determined on the pricing date.
Calculation Day:	The fifth scheduled trading day immediately preceding the maturity date.
Participation Rate:	300%
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-13.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due January , 2015

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement ARN-4 dated April 2, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512146655/d326526d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ARN-4. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the level of the Basket will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the level of the Basket decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Basket.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the level of the Basket will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek principal protection or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the Basket Components.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due January , 2015

Hypothetical Payout Profile and Examples of

Payments at Maturity

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the notes, based on the Participation Rate of 300% and a Capped Value of $13.80, the midpoint of the Capped Value range of [$13.60 to $14.00]. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, the Participation Rate of 300%, a Capped Value of $13.80 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, Capped Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Basket” section below. The Ending Value will not include any income generated by dividends paid on the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
60.00		-40.00%	$6.00		-40.00%
70.00		-30.00%	$7.00		-30.00%
80.00		-20.00%	$8.00		-20.00%
90.00		-10.00%	$9.00		-10.00%
95.00		-5.00%	$9.50		-5.00%
100.00	(1)	0.00%	$10.00		0.00%
105.00		5.00%	$11.50		15.00%
110.00		10.00%	$13.00		30.00%
120.00		20.00%	$13.80	(2)	38.00%
130.00		30.00%	$13.80		38.00%
140.00		40.00%	$13.80		38.00%
150.00		50.00%	$13.80		38.00%
160.00		60.00%	$13.80		38.00%

(1)	The Starting Value will be set to 100.00 on the pricing date.

(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due January , 2015

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80.00, or 80% of the Starting Value:

Starting Value:	100.00
Ending Value:	80.00

$10 ×	(80)	= $8.00	Redemption Amount per unit
100

Example 2

The Ending Value is 102.00, or 102% of the Starting Value:

Starting Value:	100.00
Ending Value:	102.00

$10 +	[	$10 × 300% ×	(102 – 100)	]	= $10.60	Redemption Amount per unit
100

Example 3

The Ending Value is 150.00, or 150% of the Starting Value:

Starting Value:	100.00
Ending Value:	150.00

$10 +	[	$10 × 300% ×	(150 – 100)	]	= $25.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $13.80 per unit
100

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due January , 2015

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement ARN-4, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Basket Components.

▪

The public offering price you pay for the notes will exceed their estimated initial value. The estimated initial value of the notes that will be provided in the final term sheet is an estimate only, calculated to reflect the costs and charges included in the notes and the implied borrowing rate at the time the terms of the notes are set, and is provided for informational purposes only. The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.

▪

A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their estimated initial value. This is due to, among other things, changes in the level of the Basket, the implied borrowing rate we pay to issue market-linked notes, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-13. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪

Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in shares of the Basket Components) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	Changes in the prices of the Basket Components may offset each other.

▪

You will have no rights of a holder of the Basket Components, and you will not be entitled to receive shares of the Basket Components or dividends or other distributions by the issuers of the Basket Components.

▪

While we or our affiliates may from time to time own shares of the Basket Components, we do not control any company included in the Basket, and are not responsible for any disclosure made by any other company.

▪

The Redemption Amount will not be adjusted for all corporate events that could affect a Basket Component. See “Description of ARNs — Anti-Dilution Adjustments for ARNs Linked to Underlying Stocks” beginning on page S-32 of product supplement ARN-4.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-45 of product supplement ARN-4.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due January , 2015

Additional Risk Factors

The stocks included in the Basket are concentrated in one sector. All of the stocks included in the Basket are issued by companies in the financial sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Basket Components, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the financial services sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

Adverse conditions in the financial sector may reduce your return on the notes. All of the Basket Components are issued by companies whose primary lines of business are directly associated with the financial services sector. The profitability of these companies is largely dependent on the availability and cost of capital funds, and can fluctuate significantly, particularly when market interest rates change. Credit losses resulting from financial difficulties of these companies’ customers can negatively impact the sector. In addition, adverse economic, business, or political developments affecting the U.S., including with respect to the insurance sector, or to real estate and loans secured by real estate, could have a major effect on the value of the Basket. As a result of these factors, the value of the notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the financial services sector.

Economic conditions have adversely impacted the stock prices of many companies in the financial services sector, and may do so during the term of the notes. In recent years, economic conditions in the U.S. have resulted, and may continue to result, in significant losses among many companies that operate in the financial services sector. These conditions have also resulted, and may continue to result, in a high degree of volatility in the stock prices of financial institutions, and substantial fluctuations in the profitability of these companies. Numerous financial services companies have experienced substantial decreases in the value of their assets, taken action to raise capital (including the issuance of debt or equity securities), or even ceased operations. Further, companies in the financial services sector have been subject to unprecedented government actions and regulation, which may limit the scope of their operations and, in turn, result in a decrease in value of these companies. Any of these factors may have an adverse impact on the performance of the Basket. As a result, the level of the Basket may be adversely affected by economic, political, or regulatory events affecting the financial services sector or one of the sub-sectors of the financial services sector. This in turn could adversely impact the market value of the notes and decrease the Redemption Amount.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due January , 2015

The Basket

The Basket is designed to allow investors to participate in the percentage changes of the Basket from the Starting Value to the Ending Value. The Basket Components are described in the section “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of ARNs — Basket Market Measures” on page S-39 of product supplement ARN-4.

If December 11, 2012 were the pricing date, for each Basket Component, the Initial Component Weight, the Closing Market Price, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Component	NYSE Symbol	Initial Component Weight	Closing Market Price(1)(2)	Component Ratio(1)(3)	Initial Basket Value Contribution
Citigroup Inc.	C	33.34%	37.00	0.90108108	33.34
American International Group, Inc.	AIG	33.33%	35.26	0.94526375	33.33
The Goldman Sachs Group, Inc.	GS	33.33%	118.86	0.28041393	33.33
				Starting Value	100.00

(1)

The actual Closing Market Price of each Basket Component and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment as more fully described below. The actual Closing Market Price and Component Ratio of each Basket Component will be set forth in the final term sheet that will be made available in connection with sales of the notes.

(2)	These were the Closing Market Prices of the Basket Components on December 11, 2012.

(3)

Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Component on December 11, 2012 and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket by summing the products of the Closing Market Price for each Basket Component (multiplied by its Price Multiplier) on the calculation day and the Component Ratio applicable to that Basket Component. The Price Multiplier for each Basket Component will initially be 1, and is subject to adjustment as described in the product supplement. If a Market Disruption Event occurs as to any Basket Component on the scheduled calculation day, the Closing Market Price of that Basket Component will be determined as more fully described beginning on page S-28 of product supplement ARN-4 in the section “Description of ARNs — Ending Value — Equity-Based Basket Market Measures.”

If a Market Disruption Event occurs on the pricing date as to any Basket Component, the calculation agent will establish the Closing Market Price of that Basket Component on the pricing date (the “Basket Component Closing Value”), and thus its Component Ratio, based on the Closing Market Price of that Basket Component on the first trading day following the pricing date on which no Market Disruption Event occurs with respect to that Basket Component. If a Market Disruption Event occurs with respect to that Basket Component on the pricing date and on each day to and including the second scheduled trading day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled trading day following the pricing date) will estimate the Basket Component Closing Value, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable under the circumstances. The final term sheet will set forth the Basket Component Closing Value, a brief statement of the facts relating to the establishment of the Basket Component Closing Value (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due January , 2015

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical monthly performance of the Basket from January 2007 through November 2012. The graph is based upon actual month-end historical levels of the Basket Components, hypothetical Component Ratios determined as of December 31, 2006, and a Basket value of 100.00 as of that date.

This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due January , 2015

The Basket Components

We have derived the following information about the Underlying Companies from publicly available documents that they have published. We have not independently verified the following information.

Because each Basket Component is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to any securities of the Underlying Companies. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Companies’ publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Components, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value of the Basket Components and therefore could affect your return on the notes. The selection of the Basket Components is not a recommendation to buy or sell shares of the Basket Components.

The tables set forth below shows the quarterly high and low Closing Market Prices of the shares of the Basket Components on their primary exchange from the first quarter of 2007 through December 11, 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

Citigroup Inc.

Citigroup Inc. is a diversified financial services holding company that provides a broad range of financial services to consumer and corporate customers around the world. The company’s services include investment banking, retail brokerage, corporate banking, and cash management products and services. This Basket Component trades on the New York Stock Exchange under the symbol “C.” The company’s CIK number is 831001.

		High ($)	Low ($)
2007	First quarter	552.50	487.50
	Second quarter	552.00	510.50
	Third quarter	528.40	453.00
	Fourth quarter	483.20	292.90

2008	First quarter	296.90	186.20
	Second quarter	268.10	167.60
	Third quarter	211.20	140.30
	Fourth quarter	230.00	37.70

2009	First quarter	74.60	10.20
	Second quarter	40.20	26.80
	Third quarter	52.30	25.90
	Fourth quarter	50.00	32.00

2010	First quarter	43.10	31.50
	Second quarter	49.70	36.30
	Third quarter	43.00	36.60
	Fourth quarter	48.10	39.50

2011	First quarter	51.30	43.90
	Second quarter	46.00	36.81
	Third quarter	42.88	23.96
	Fourth quarter	34.17	23.11

2012	First quarter	38.08	28.17
	Second quarter	36.87	24.82
	Third quarter	34.79	25.24
	Fourth quarter (through December 11, 2012)	38.47	32.75

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due January , 2015

American International Group, Inc.

American International Group, Inc. is an international insurance organization serving commercial, institutional and individual customers. The company provides property-casualty insurance, life insurance and retirement services. This Basket Component trades on the New York Stock Exchange under the symbol “AIG.” The company’s CIK number is 5272.

		High ($)	Low ($)
2007	First quarter	1,208.82	1,118.68
	Second quarter	1,217.19	1,113.99
	Third quarter	1,180.17	1,032.73
	Fourth quarter	1,174.64	859.99

2008	First quarter	993.86	666.82
	Second quarter	821.63	443.32
	Third quarter	504.30	34.01
	Fourth quarter	67.02	22.62

2009	First quarter	29.15	5.86
	Second quarter	33.68	17.59
	Third quarter	42.08	7.94
	Fourth quarter	38.45	23.51

2010	First quarter	30.36	18.56
	Second quarter	37.29	28.52
	Third quarter	34.88	27.73
	Fourth quarter	49.74	32.55

2011	First quarter	51.25	34.95
	Second quarter	35.00	27.23
	Third quarter	30.21	21.61
	Fourth quarter	26.52	20.07

2012	First quarter	30.83	23.54
	Second quarter	34.76	27.21
	Third quarter	35.02	30.15
	Fourth quarter (through December 11, 2012)	37.21	30.68

Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due January , 2015

The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc., a bank holding company, is a global investment banking and securities firm specializing in investment banking, trading and principal investments, asset management and securities services. The company provides services to corporations, financial institutions, governments, and high-net worth individuals. This Basket Component trades on the New York Stock Exchange under the symbol “GS.” The company’s CIK number is 886982.

		High ($)	Low ($)
2007	First quarter	220.94	190.00
	Second quarter	233.64	205.65
	Third quarter	224.55	164.90
	Fourth quarter	247.92	201.51

2008	First quarter	207.78	151.02
	Second quarter	200.27	162.40
	Third quarter	188.04	108.00
	Fourth quarter	134.50	52.00

2009	First quarter	112.95	59.20
	Second quarter	149.47	110.29
	Third quarter	185.52	138.55
	Fourth quarter	192.28	160.93

2010	First quarter	177.90	148.72
	Second quarter	184.92	131.27
	Third quarter	156.41	131.08
	Fourth quarter	171.07	146.57

2011	First quarter	175.00	154.38
	Second quarter	162.40	129.26
	Third quarter	137.60	93.98
	Fourth quarter	116.40	87.70

2012	First quarter	128.07	93.42
	Second quarter	124.90	91.00
	Third quarter	121.36	93.16
	Fourth quarter (through December 11, 2012)	126.25	114.24

Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due January , 2015

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes. For a short initial period after the issuance of the notes, at MLPF&S’s discretion, any purchase price paid by MLPF&S in the secondary market may be, in certain circumstances, closer to the amount that you paid for the notes than to their estimated initial value. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at a price that exceeds their estimated initial value.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the level of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security and is generally lower by an amount ranging from 0.25% to 0.50% per annum (equivalent to $0.05 to $0.10 per unit) at the time we commence the offering of our market-linked notes. This generally relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the estimated initial value of the notes at the time the terms of the notes are set being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the level of the Basket and the $10 per unit Original Offering Price. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by the hedge providers.

The lower implied borrowing rate, the underwriting discount and the hedging-related costs and charges, reduce the economic terms of the notes to you and result in the estimated initial value for the notes (estimated at the time the terms of the notes are set) being less than the public offering price for the notes. For further information, see “Risk Factors — General Risks Relating to ARNs” beginning on page S-10 and “Use of Proceeds” on page S-22 of product supplement ARN-4.

Accelerated Return Notes®	TS-13

Accelerated Return Notes® Linked to a Basket of Three Financial Sector Stocks, due January , 2015

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Market Measure.

•

Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 62 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

•	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-45 of product supplement ARN-4.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are our registered service marks.

Accelerated Return Notes®	TS-14